CERTIFICATE OF MERGER

OF

GLOBAL GAMING TECHNOLOGIES, INC.

a Nevada Corporation

and

LEFT RIGHT MARKETING & TECHNOLOGY, INC.

a Nevada corporation

The undersigned corporations, GLOBAL GAMING TECHNOLOGIES, INC., a Nevada corporation ("GGT"), and LEFT RIGHT MARKET & TECHNOLOGY, INC., a Nevada corporation ("LRMT"), do hereby certify:

  GGT is a corporation duly organized and validly existing under the laws of the State of Nevada. Articles of Incorporation were originally filed on July 25, 2003.

  LRMT is a corporation duly organized and validly existing under the laws of the State of Nevada. Articles of Incorporation were originally filed on June 13, 2003.

  GGT and LRMT are parties to a Merger Agreement, as amended, pursuant to which GGT will be merged with and into LRMT. Upon completion of the merger LRMT will be the surviving corporation in the merger and GGT will be dissolved. Pursuant to the Merger Agreement the stockholders of GGT will receive stock in LRMT.

  The Articles of Incorporation and Bylaws of LRMT as existing prior to the effective date of the merger shall continue in full force as the Articles of Incorporation and Bylaws of the surviving corporation.

  The complete executed Agreement and Plan of Merger dated as of September 29, 2003, which sets forth the plan of merger providing for the merger of GGT with and into LRMT is on file at the corporate offices of LMRT.

  A copy of the Merger Agreement will be furnished by LMRT on request and without cost to any stockholder of any corporation which is a party to the merger.

  The plan of merger as set forth in the Agreement and Plan of Merger, has been approved by unanimous consent of the Board of Directors of GGT at a meeting held September 29, 2003.

  GGT has 1,000,000 shares of common stock issued, outstanding and entitled to vote on the merger. By Unanimous Consent of Stockholders of GGT dated September 29, all 1,000,000 shares voted in favor of the merger, which was sufficient to approve the merger.

  The plan of merger as set forth in the Agreement and Plan of Merger, was unanimously approved by all of the Board of Directors of LRMT at a meeting held September 29, 2003.

  LRMT has 36,390,000 shares of common stock issued, outstanding and entitled to vote on the merger. By unanimous Consent of Stockholders of LRMT dated September 29,2003, 36,390,000 shares voted in favor of the merger, which was sufficient to approve the merger.

  The manner in which the exchange of issued shares of LRMT shall be affected is set forth in the Agreement and Plan of Merger.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger this  29th day of September, 2003.

GLOBAL GAMING TECHNOLOGIES, INC. a Nevada Corporation	LEFT RIGHT MARKETING & TECHNOLOGY, INC. A Nevada Corporation

By/s/ Richard M. "Mick" Hall	By/s/ Richard M. "Mick" Hall
RICHARD M. "MICK" HALL, President	RICHARD M. "MICK" HALL, President

By/s/ Richard M. "Mick" Hall	By/s/ Heather M. Hall
RICHARD M. "MICK" HALL Secretary	HEATHER M. HALL, Secretary